Exhibit 2

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, dated January 8, 2018, relating to the Common Stock, $0.0001 per share, of Alphatec Holdings, Inc. shall be filed on behalf of the undersigned.

Date: January 8, 2018

/s/ Patrick S. Miles

Patrick S. Miles

MOM, LLC

By: /s/ Patrick S. Miles

Its:Manager